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                                                                     Exhibit 4.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            COLE NATIONAL CORPORATION


                  The undersigned, a Vice President of Cole National Corporation (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

                  A. That, on March 20, 1997, the Board of Directors of the Corporation adopted a resolution declaring the advisability of amending the Restated Certificate of Incorporation of the Corporation as follows:

                           RESOLVED, that the Restated Certificate of
                  Incorporation of the Corporation be amended by deleting Article FOURTH in its entirety and replacing it so as to read as follows:

                           FOURTH: The total number of shares which the Company
                  shall have the authority to issue is 45,000,000 and the shares shall be divided into classes as follows: (i) 5,000,000 shares of Preferred Stock (the "Preferred Stock"), par value $.001 per share, which are not classified and (ii) 40,000,000 shares of Common Stock, par value $.001 per share ("Common Stock").

                                 PREFERRED STOCK

                           Shares of Preferred Stock of any class or of any
                  series of any class may be issued from time to time.

                           The Board of Directors is hereby authorized, within
                  the limitations and restrictions stated in the Article FOURTH, to fix by resolution or resolutions the designation of each



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                  class of Preferred Stock or series thereof and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the GCL.

                  B. That a meeting of the stockholders held in accordance with the provisions of Section 222 of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of Common Stock of the Corporation did vote to approve such Amendment of the Restated Certificate of Incorporation.

                  C. That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned does make this Certificate of Amendment, hereby declaring and certifying under penalties of perjury that this is his act and deed and the facts stated herein are true, and accordingly has hereunto set his hand this 12th day of June, 1997.


                               /s/ Joseph Gaglioti
                               -------------------
                                Joseph Gaglioti
                                Vice President






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                  I, Tracy L. Burmeister, the Secretary of the Corporation, do
hereby attest that the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and, in witness whereof, I have hereunto set my hand this 12th day of June, 1997.



                         Attest: /s/ Tracy L. Burmeister
                                -------------------------
                                Tracy L. Burmeister
                                Secretary